Exhibit 99.1

FOR IMMEDIATE RELEASE

HERTZ REVIEWS 2014 FOURTH QUARTER OPERATING RESULTS AND UPDATES STATUS OF FLEET STRATEGY AND COST REDUCTION INITIATIVES

U.S. Car Rental Fleet Refresh Ahead of Target

Company Doubles Cost Savings Goal to $200 Million

Financial Statement Restatement Ongoing

ESTERO, Fla., February 25, 2015 — Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz” or “the Company”) today released 2014 fourth quarter operating results and updated the status of its fleet strategy and cost reduction initiatives.

John P. Tague, President and Chief Executive Officer of Hertz, said, “The necessity to improve performance at Hertz is clear, as is the opportunity. We are committed to achieving the Company’s full potential, which I believe is significant. However, in order to realize that potential, we need to strengthen our foundation and build on our capabilities as an organization.  To that end, we have made key appointments to our leadership team to complement and expand existing expertise. We also are working to remediate the execution and system issues that are impeding the current operating performance.  Additionally, we are aggressively addressing areas of inefficiency and waste within the organization. Early initiatives have enabled us to increase our cost reduction commitment from $100 million to a $200 million run rate by year-end 2015, and we continue to pursue opportunities to deliver even greater savings. While the full benefit of these and other actions will take time, I am confident that Hertz is on the right path to deliver improved performance and value creation.”

As part of the actions underway to enhance the competitiveness of the Company’s revenue quality and drive improved profitability in the car rental business, Hertz also is undertaking a comprehensive assessment of the Company’s revenue execution capabilities. This effort includes a full review of the decision support systems, data integrity, organizational talent and leadership, training programs and performance management.

In addition, the Company has begun taking a more disciplined approach to fleet capacity by selectively pursuing more profitable demand through a variety of means, including reduced participation in opaque channels and higher minimum-rate thresholds. This action has allowed the Company to accelerate used car sales, resulting in more moderate fleet growth in 2015 as compared to its preliminary plan. Consequently, the Company now expects to finalize the fleet transformation that was announced last November, about one month ahead of the original mid-year target.

Concurrent with these priorities, the Company is committed to completing work already in the pipeline, including the restatement of previously issued financial statements and remediation of control deficiencies, the integration of Dollar Thrifty, the separation of the equipment rental business and the headquarter relocation.

Financial Statement Restatement

As previously announced, the previously issued financial statements must be restated and should no longer be relied upon. The impact on GAAP pre-tax income of cumulative errors identified to date, on an unaudited basis, is approximately $28 million, $74 million and $51 million for 2013, 2012 and 2011, respectively, inclusive of $9 million in 2012 and $19 million in 2011, previously disclosed and reflected in the financials included in the Company’s 2013 10-K/A. The review and investigation of its financial records are ongoing, and numbers are therefore subject to change. The financial information set forth in this release is subject to change based on the completion of the investigation and review, and such changes may be significant. In addition, Hertz continues to expect that it will not be able to file updated financial statements before mid-2015, and there can be no assurance that the process will be completed at that time, or that no additional adjustments will be identified.

Hertz Equipment Rental Corporation Separation

Hertz remains committed to the separation of its equipment rental business and is continuing to advance those plans, although the timing of the actual separation will not occur until after the Company has completed its accounting review, filed its financial statements with the SEC, and has completed the audited carve out financial statements for the equipment rental business and requisite SEC filing activities for the separation.

2014 Fourth Quarter Operating Highlights

For the fourth quarter and the fiscal year ended December 31, 2014, the Company is providing the following operating highlights:

*Unaudited Revenue and Selected Operating Data by Segment

	Three Months Ended		Percent	Twelve Months Ended		Percent
	December 31,		Increase/	December 31,		Increase/
($ in millions, except Total RPD)	2014	2013	(Decrease)	2014	2013	(Decrease)
Consolidated Revenues	$2,545	$2,556	—	$11,018	$10,772	2%

U.S. Car Rental Segment
Total Revenue	$1,474	$1,476	—	$6,446	$6,324	2%
Less: Advantage sub-lease	—	—	—	—	(65)	NM
Revenue for Total RPD	$1,474	$1,476	—	$6,446	$6,259	3%
Transaction Days (in thousands)	33,595	32,875	2%	139,752	133,181	5%
Total RPD	$43.88	$44.90	(2)%	$46.12	$47.00	(2)%
Average Fleet	486,900	490,200 **	(1)%	499,100	490,000 ***	2%

International Car Rental Segment
Total Revenue	$515	$544	(5)%	$2,430	$2,383	2%
Foreign Currency Adjustment****	37	(1)	NM	44	22	100%
Revenue for Total RPD	$552	$543	2%	$2,474	$2,405	3%
Transaction Days (in thousands)	10,734	10,473	2%	46,917	45,019	4%
Total RPD	$51.43	$51.85	(1)%	$52.73	$53.42	(1)%
Average Fleet	156,700	155,700	1%	166,900	161,300	3%

Worldwide Equipment Rental
Total Revenue	$413	$401	3%	$1,574	$1,538	2%
Less: Equipment Sales and Other	(28)	(34)	(18)%	(115)	(132)	(13)%
Foreign Currency Adjustment****	6	(1)	NM	12	(7)	NM
Rental and Rental Related Revenue	$391	$366	7%	$1,471	$1,399	5%
Average acquisition cost of rental equipment operated during the period	$3,594	$3,501	3%	$3,578	$3,401	5%

All Other Operations
Total Revenue	$143	$135	6%	$568	$527	8%
Average Fleet (Donlen)	166,800	173,800	(4)%	172,800	169,600	2%

NM - Not Meaningful

*Preliminary unaudited results; actuals subject to change upon completion of the Financial Statement Restatement

**2013 Q4 US car rental average fleet includes 18,000 and 2,000 Advantage sublease and Hertz On Demand vehicles, respectively, that do not correspondingly have transaction days associated with them and thus are excluded when calculating fleet efficiency.

***2013 YTD US car rental average fleet includes 21,000 and 2,000 Advantage sublease and Hertz On Demand vehicles, respectively, that do not correspondingly have transaction days associated with them and thus are excluded when calculating fleet efficiency.

****Amounts shown are based on December 31, 2013 foreign exchange rates.

U.S. Car Rental

Total U.S. car rental revenue was $1.5 billion in the 2014 fourth quarter, in line with the 2013 fourth quarter. A substantial increase in contracted bookings due to a large new account win was partially offset by the Company’s decision to strategically reduce its consumer bookings from opaque travel web sites.  In the 2014 fourth quarter, transaction days increased 2% year over year.  U.S. car rental fleet efficiency was 75% in the 2014 fourth quarter, a 100 basis point decrease from last year as the Company moved cars out of the rental rotation in preparation for sale.

U.S. car rental total revenue per day (RPD) was down 2% compared with the 2013 fourth quarter, primarily driven by a higher mix of off airport business. Mix-adjusted total RPD for the quarter was flat compared with the prior year.

For the full year 2014, U.S. car rental monthly depreciation per vehicle was expected to be approximately $280 - $300 per unit. The Company expects that actual depreciation expense will be within the range cited.

At December 31, 2014, non-program cars represented 79% of the Company’s U.S. car rental fleet.  For 2015, the Company continues to expect non-program cars to represent approximately 70% of the U.S. operating fleet.

As part of its fleet upgrade, Hertz previously stated that it would purchase approximately 350,000 model year 2015 vehicles in the U.S.  Roughly in line with its target, 21% of the new fleet was delivered in the 2014 fourth quarter.  Good progress also was made on U.S. fleet dispositions, prioritizing sales of the highest mileage vehicles.  As a result, the Company has improved its mix of low-mileage vehicles (under 30,000 miles) by almost 20 percentage points since the beginning of the fourth quarter.  With continued increases in the mix of lower mileage vehicles as a result of used vehicle sales and the acquisition of a higher percentage of short-term program cars, the Company expects that average vehicle mileage will reach desired levels in the second half of 2015.

International Car Rental

International car rental segment revenue was $515 million, down 5% in the fourth quarter, but up 2% when adjusting for negative currency effects, compared to the 2013 fourth quarter.  Europe revenue, which represents 68% of International revenue, was flat as compared to the prior-year period, excluding currency effects.  Europe transaction days increased 2%. Total RPD declined 1% in the quarter, excluding currency effects, due to the incremental volume growth in the value segment as the Company continues to expand the Thrifty and Firefly brands.

In the Asia Pacific market, Australia and New Zealand reported strong year-over-year revenue growth in the fourth quarter before currency effects.  Both countries delivered total RPD and transaction days growth in the quarter.

Worldwide Equipment Rental

Brian MacDonald, President and Chief Executive Officer of Hertz Equipment Rental Corporation, said, “In the second half of 2014, we established business priorities that focused on rightsizing the fleet and increasing the top line by improving sales capacity.  By year end, U.S. revenue growth had rebounded, trending slightly above industry levels, and outpaced fleet growth. Unfortunately, at the same time weakening demand in Canada and Europe persisted.”

Worldwide equipment rental segment revenue of $413 million increased 3% in the 2014 fourth quarter, or 5% excluding currency effects, compared with the prior year, impacted in part by a lower level of new equipment and parts sales. Rental and rental related revenue increased 5% in the 2014 fourth quarter as compared to the prior-year quarter, or 7% excluding currency effects.  Worldwide volume increased 7% in the 2014 fourth quarter.  Equipment rental pricing was 1% higher than in the 2013 fourth quarter.  Time utilization was 67%, up 100 basis points year over year.  Dollar utilization increased 100 basis points to 38%.

In North America in the fourth quarter, total equipment rental revenue was $387 million, 4% higher year-over-year, or 6% higher excluding currency effects.  Of total North American equipment rental revenue, U.S. represented 80% with Canada making up the balance.  North America rental and rental related revenue increased 6%, or 8% excluding currency effects. Volume in North America increased 7% in the 2014 fourth quarter.  Equipment rental pricing was 2% higher compared with the 2013 fourth quarter. North American time utilization was 68%, up 200 basis points year over year.  Dollar utilization increased 100 basis points to 39% in the fourth quarter.

Of full year 2014 total North America equipment rental revenue, oil and gas represented roughly 25%.  Of that, approximately 15% was generated from upstream exploration and production activities, where major oil producers are beginning to reduce spending.

Mr. MacDonald said, “While we see risk to oil and gas this year, we are managing through the volatility and are moderating our revenue growth forecasts accordingly.  We are aggressively working to offset weakness by improving productivity, redeploying equipment, and pursuing growth in the non-residential construction and manufacturing sectors, where low fuel prices are generating opportunities. Other industrial verticals such as power and chemical processing are also areas for growth.”

At the same time, the Company continues to build the scale and competency of its sales force with a focus on winning new accounts and diversifying its customer base.  Economists are projecting 3% GDP growth in North America in 2015; rental equipment experts are estimating 8% industry growth; and HERC has only about a 4% share of the North American market today.  As a result, the Company still expects there will be a significant amount of industry opportunities to capitalize on, despite the energy risk.

All Other Operations

The Company has grouped information about Donlen fleet leasing and management services together with its other business activities under “all other operations.” All other operations fourth quarter segment revenue increased 6% over the same period last year.  The Company’s Donlen leasing operation’s revenue was up 7% over last year driven by strong lease revenue and new account wins.

2014 Corporate EBITDA

Although the Company is still working to determine how the accounting issues will impact its profitability for 2014, the Company expects its consolidated Corporate EBITDA will likely be at the lower end of the $1.30 billion to $1.45 billion range it gave on November 14, 2014.

Further, as the company previously stated, the 2014 preliminary results do not reflect the full potential of the business, and 2015 will represent a transitional year for the Company.

*Selected Unaudited Financial Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
**Net Capital Expenditures:
Net Revenue Earning Equipment Expenditures
U.S. Car Rental	$310	$(211)	$1,416	$1,685
International Car Rental	(636)	(569)	602	351
Worldwide Equipment Rental	92	52	433	533
All Other Operations	158	105	596	454
Total Net Revenue Earning Equipment Expenditures	(76)	(623)	3,047	3,023
Net Property and Equipment Expenditures	80	56	265	237
Total Net Capital Expenditures	$4	$(567)	$3,312	$3,260

**Amounts represent capital expenditures net of (proceeds from disposals).

	December 31, 2014	December 31, 2013
Debt:
Corporate Debt	$6,431	$6,504
Fleet Debt	9,562	9,805
Total Debt	$15,993	$16,309

	December 31, 2014	December 31, 2013
Liquidity:
Senior ABL Facility Borrowing Capacity and Availability	$1,019	$1,157
Cash and Cash Equivalents	521	423
Corporate Liquidity	$1,540	$1,580

*Preliminary unaudited results; actuals subject to change upon completion of the Financial Statement Review

2015 Foreign Currency Effects

The Company does not hedge its operating results against currency movements as they are primarily translational in nature.  At current foreign currency forward rates, the Company expects 2015 revenue growth to be negatively impacted by approximately 3% versus 2014.  Additionally, each 1% point change in foreign currency movements is estimated to impact 2015 adjusted pre-tax income by approximately $3 million.

About Hertz

Hertz operates the Hertz, Dollar, Thrifty and Firefly car rental brands in more than 10,800 corporate and licensee locations throughout 145 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the largest worldwide airport general use car rental company with more than 1,700 airport locations in the U.S. and more than 1,300 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Family, Fun, Green and Prestige Collections set Hertz apart from the competition. Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business and sells vehicles through its Rent2Buy program. The company also owns Hertz Equipment Rental Corporation (HERC), one of the largest equipment rental businesses with more than 350 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz, visit: www.hertz.com.

Corporate EBITDA is a non-GAAP financial measure. Management believes that Corporate EBITDA is useful in measuring the comparable results of the Company period-over-period. The GAAP measure most directly comparable to Corporate EBITDA is pre-tax income. Because we are still working through the impact that the accounting issues will have on the Company’s preliminary pre-tax income, specific quantifications or ranges of the amounts that would be required to reconcile Corporate EBITDA are not available. The Company believes that until it finalizes its accounting review and audit there is a degree of volatility with respect to certain of the Company’s GAAP measures, certain adjustments made to arrive at the relevant non-GAAP measures and the adjustments related to the ongoing restatement, which preclude the Company from providing accurate GAAP to non-GAAP reconciliations for 2014. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA to preliminary 2014 cash flows from operating activities and pre-tax income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.  Once the accounting review has been completed, and the Company has determined its Corporate EBITDA for fiscal 2014, a full reconciliation of its 2014 Corporate EBITDA to pre-tax income will be provided in the Company’s Form 10-K for the fiscal year ended December 31, 2014.

Cautionary Note Concerning Forward Looking Statements

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “becoming,” “expect,” “project,” “potential,” “preliminary,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10K, 10Q and 8K.  Some important factors that could affect the Company’s actual results include, among others, the thorough review of the Company’s internal financial records that is being conducted, additional time that may be required to complete the review, the ability of the Company to remediate any material weakness in its internal control over financial reporting, the ability of the Company’s lenders to exercise any remedies under the Company’s indebtedness, the final results of the SEC’s inquiry or any other governmental inquiries or investigations, and those that may be disclosed from time to time in subsequent reports filed with the SEC and those described under “Risk Factors” set forth in Item 1A of the annual report on Form 10K/A for the year ended December 31, 2013 of the Company.  You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:

Hertz

Leslie Hunziker

(239) 552-5700

lhunziker@hertz.com

Media:

Hertz

Richard Broome

(239) 552-5558

rbroome@hertz.com

Joele Frank

Barrett Golden, Alyssa Cass or Dan Moore

(212) 355-4449